Filed Pursuant to Rule 424(b)(3)
Registration No. 333-136188
PROSPECTUS SUPPLEMENT NO. 21
(TO PROSPECTUS DATED JULY 31, 2006)
$750,000,000
ALLERGAN, INC.

1.50% CONVERTIBLE SENIOR NOTES DUE 2026
SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES
     This Prospectus Supplement No. 21 supplements and amends the Prospectus dated July 31, 2006 (as amended, the “Prospectus”), relating to the resale from time to time by holders of our 1.50% Convertible Senior Notes Due 2026 and shares of our common stock issuable upon the conversion of the notes of such securities. Such information has been obtained from the selling securityholders. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement.
     The information appearing in the table below, as of the date hereof, supplements and amends the information in the table appearing under the heading “Selling Securityholders” in the Prospectus, and, where the name of a Selling Securityholder identified in the table below also appears in the table in the Prospectus, the information set forth in the table below regarding that Selling Securityholder supersedes the information in the Prospectus:

	PRINCIPAL
	AMOUNT OF
	NOTES		COMMON	COMMON
	BENEFICIALLY	PERCENTAGE	STOCK OWNED	STOCK
	OWNED AND	OF NOTES	PRIOR TO THE	OFFERED
NAME OF SECURITY HOLDER	OFFERED HEREBY	OUTSTANDING	OFFERING(2)	HEREBY (1)(2)
Lyxor Quest Fund	$1,700,000	*	0	26,842
Quest Global Convertible Master Fund Ltd.	200,000	*	0	3,158
* Less than one percent.
(1) The number of shares of common stock offered hereby includes shares of common stock into which the notes are convertible. The number of shares of common stock offered hereby is based on a conversion rate of 15.7904 (as adjusted for the stock split described below) shares of common stock per $1,000 principal amount of maturity of the notes. Information concerning other Selling Securityholders will be set forth in prospectus supplements from time to time, if required. The number of shares of common stock owned by the other Selling Securityholders or any future transferee from any such holder assumes that they do not beneficially own any common stock other than common stock into which the notes are convertible at a conversion rate of 15.7904 shares of common stock per $1,000 principal amount of maturity of the notes.
(2) Reflects the 2-for-1 stock split in the form of a stock dividend on issued and outstanding shares of common stock that was paid immediately after the close of business on June 22, 2007 to holders of record of common stock at the close of business on June 11, 2007.
     INVESTING IN THE NOTES OR THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES INVOLVES A HIGH DEGREE OF RISK. PLEASE CONSIDER THE “RISK FACTORS” BEGINNING ON PAGE 5 OF THE PROSPECTUS.
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THE PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus supplement is February 1, 2008.